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                                                                    Exhibit 6(i)

                            OFFICE LEASE AGREEMENT

THIS LEASE AGREEMENT made and entered into effective November 30, 1998, between:

   Louisiana Investment Corporation, a Louisiana Company domiciled in Baton Rouge, Louisiana, whose address for purposes hereof is 11100 Mead Road, Suite 110, Baton Rouge, Louisiana 70816 (hereinafter called "Landlord"), and

   Patient's Choice, Inc., a Louisiana Corporation whose address for purposes hereof is 3029 South Sherwood Forest Boulevard, Suite 200, Baton Rouge, Louisiana 70816 (hereinafter called "Tenant"):
who agree as follows:

   1. LEASED PREMISES. Subject to, and upon the terms, provisions and conditions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord does hereby lease, demise and let to Tenant, and Tenant does hereby lease from Landlord the office space identified as Suite 200 on the Floor Plan attached hereto as Exhibit "A" (the "Premises") located on the second floor of the office building known as the ANMC Plaza, located at 3029 S. Sherwood Forest Boulevard, Baton Rouge, LA 70816, East Baton Rouge Parish, Louisiana (the "Building"), together with the appurtenances, including, without limitation, the right to use in common with others, the lobbies, elevators and other public portions of the Building. For all purposes under this Lease, the Premises, including Tenant's pro rata share of public portions of the Building, shall be deemed to contain 11,880 square feet of rentable area ("Premises Rentable Area"). The Premises Rentable Area shall not be subject to adjustment during the term of this Lease, except by amendment to this Lease.

   2. TERM. Subject to, and upon the terms and conditions as expressly set forth herein, or in any exhibit attached hereto, this Lease is for an initial term beginning on January 1, 1999 and ending on February 28, 2004 ("the Primary Term"). Provided however, that from January 1, 1999 through February 28, 1999, Tenant shall only occupy approximately 60% of the Premises Rentable Area (7,128 square feet as highlighted in blue on attached Exhibit "A"). Beginning on March 1, 1999, and ending on the February 28, 2004 Tenant will take possession of the remaining 40% of the Premises Rentable Area (4,752 square feet as highlighted in yellow on attached Exhibit "A"). Tenant taking possession of the Premises will constitute an acknowledgment by Tenant that the Premises are ready for occupancy. The Primary Term of this Lease, as it may be renewed or extended, is sometimes referred to herein as the "Term" of this Lease.

   3. USE. The Premises are to be used and occupied by Tenant solely for the purposes of general offices and clerical. Tenant agrees not to occupy or use, or permit any portion of the Premises to be occupied or used for any business or purpose which is unlawful, disreputable or deemed to be extra-hazardous, or permit anything to be done which would in any way increase the rate of fire insurance coverage on said Building and/or its contents.

   4. RENEWAL RIGHT. Tenant shall have the right to renew this Lease for a period of five (5) years, provided that no default has occurred under this Lease. To effect such renewal right, Tenant shall provide Landlord, at least 6 months prior to expiration of the Primary Term, written notice of Tenant's intent to renew.

   5. BASE RENT--PRIMARY TERM. Tenant agrees to pay to Landlord as Base Rent for the Primary Term, without deduction or set-off, $8,167.50 for January 1, 1999 and $8,167.50 for February 1, 1999. Tenant further agrees to pay to Landlord as Base Rent for the Primary Term, without deduction or set-off beginning March 1, 1999 the annual sum of $163,350.00 ($13.75 per square foot of Premises Rentable
Area) payable in advance on the first day of each month in monthly installments of $13,612.50. Tenant hereby agrees to pay such rent to Landlord at Landlord's address, monthly in advance without demand. If the Term of this Lease as heretofore established commences on other than the first day of the month or terminates on other than the last day of the month, then the installment of Base Rent for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance.

   6. BASE RENT--RENEWAL TERM. If Tenant exercises the option to renew granted in this Lease, Base Rent during the renewal Term shall be the greater of: (i) an annual sum of $163,350.00 or $13.75 per square foot payable in advance

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on the first day of each month in monthly installments of $13,612.50 of Premises
Rentable Area, or (ii) the percentage increase between the Consumer Price Index of March 1, 1999 and the Consumer Price Index for February 28, 2004. The term "Consumer Price Index" shall mean the "Consumer Price Index" published by the Bureau of Labor Statistics of the U.S. Department of Labor, All Items, the
South, for urban wage earners and clerical worker, or a successor or substitute index appropriately adjusted.

   7. SECURITY DEPOSIT. Tenant has deposited with Landlord, a security deposit in the amount of $13,612.50 which is hereby pledged and in which a security interest is hereby granted to secure the faithful performance of all obligations of Tenant under this Lease. Said deposit shall be non-interest bearing and shall not be considered rent under this Lease. Said deposit shall not be released until this Lease, and any renewals or extensions, has terminated and it has been determined by Landlord that tenant has complied with all of Tenant's obligations under this Lease. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provisions of this Lease, Landlord may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any rent or other sum, to which Landlord may become obligated by reason of Tenant's default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby.

   8. LATE CHARGES. Tenant shall be allowed a 5 day grace period each month, but if any monthly installment is not paid by the 5th day of each month, Tenant shall be liable for a late charge equal to 5% of such monthly installment. All past due installments of rent shall bear interest at the maximum allowable rate from date due until paid.

   9. ADJUSTMENT OF RENT. Landlord's total cost of operating the Building (the "Total Cost of Operation") is assigned a value of $5.00 per square foot of Premises Rentable Area per annum based on the total of 35,694 square feet of rentable area contained in the Building (the "Building Rentable Area"). Tenant agrees that the rent due under this Lease shall be subject to increase annually on a pro rata basis in the event that Landlord's total cost of operation is determined to be, or is reasonably projected to be, greater than $5.00 per square foot of Premises Rentable Area per calendar year; or is greater than an amount proportionate to $5.00 per square foot of Premises Rentable Area for any partial calendar year. Tenant's pro rata portion of any such increases shall be calculated by multiplying said increase by a fraction, the numerator of which shall be the square feet of Premises Rentable Area, and the denominator of which shall be the Building Rentable Area. Neither the Premises Rentable Area nor the Building Rentable Area stated in this Lease shall be subject to adjustment during the Term of this Lease, except by amendment to this Lease. This increase in rent is herein referred to as "Tenant's Proportionate Share of Landlord's Total Additional Cost of Operation."

   Subsequent to the initial calendar year, or initial partial calendar year, on or about March 15th of each year during the Term of this Lease, Landlord shall furnish to Tenant a reasonable projection of Landlord's Total Cost of Operation for the current calendar year. If the costs are projected to be greater than $5.00 per square foot of Premises Rentable Area per annum, Tenant shall pay as additional rent each month, commencing the month following the receipt of such projection, one twelfth (1/12) of Tenant's Proportionate Share of Landlord's Total Additional Cost of Operation (defined as Landlord's projected costs in excess of $5.00), plus the retroactive amount due from the first (1st) day of the current year through the month preceding the month the proportionate share is due.

   On or about March 15th of each year during the Term of this Lease, Landlord shall also furnish Tenant an itemized statement in reasonable detail of Landlord's actual Total Cost of Operation for the preceding calendar year. Landlord's Actual Total Cost of Operation for such calendar year shall be adjusted to reflect what said costs would have been if Building had been 100% occupied. Tenant shall be credited with prior projected costs received by Landlord. If credits to Tenant exceed Tenant's Proportionate Share of Landlord's Total Additional Cost of Operation, Tenant shall receive from Landlord a check in the amount of overpayment. In the event that actual costs exceed any prior payment by Tenant of projected costs, Tenant shall, within fifteen (15) days after receipt of said statement, pay to Landlord the amount of underpayment.

   10. OPERATING EXPENSES DEFINED. The phrase "Total Cost of Operation," as used herein, shall mean all expenses, costs, and disbursements of every kind and nature which Landlord, or its agents, shall pay or become obligated to pay in connection with the operation, service, maintenance, ownership and/or repair of the Building, to include garage, exterior parking area and landscaping, determined in accordance with generally accepted accounting principles, including by way of example, but not by way of limitation, the following:

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        (a) wages and salaries of all employees engaged in the operation and maintenance of the Building; employer's Social Security taxes, unemployment taxes or insurance, and other taxes which may be levied on such wages and salaries; the cost of disability and hospital insurance and pension or retirement benefits for such employees and other benefits relating to the cost of all labor;

        (b) cost of all supplies, materials and tools used in the operation, maintenance and security of the Building;

        (c) cost of all utilities for the Building, garage, exterior parking area, and landscaping including water, power, heat, light, air conditioning and ventilation;

        (d) cost of all management fees, and maintenance and service agreements, including but not limited to, equipment, security, window cleaning and elevator maintenance;

        (e) cost of insurance applicable to Building, the tract of land on which the Building is situated, and Landlord's personal property used in connection therewith;

        (f) cost of repairs, replacements and general maintenance, exclusive of expenses for alterations attributable solely to specific tenants of the Building, but including a reasonable amortization charge on account of any capital expenditure incurred to effect a reduction in the other Operating Expenses of the Building;

        (g) all taxes and assessments and governmental charges, whether federal, state, parish or municipal, and any other taxes and assessments attributable to the Building, the tract of land on which the Building is situated, or the operation of the Building, excluding, however, federal, state and parish taxes on income;

        (h) cost of all janitorial and other services;

        (i) costs of any and all licenses, permits and inspection fees or assessments;

        (j) in the event that during the Term hereof a tax is placed on or assessed against rents or receipts per se from the Premises, the Base Rent shall be increased immediately by the amount of such tax.

    11. SERVICES TO BE FURNISHED BY LANDLORD. Landlord covenants and agrees with Tenant:

        (a) To furnish the electricity, gas and water utilized in operating any and all facilities serving the Premises, except as otherwise provided herein; routine maintenance; painting; electric-lighting service for all public areas and special service areas of the Building in the manner and to the extent considered to be standard for similar commercial office space.

        (b) To furnish Tenant, while occupying the Premises:

            (i) Water at those points of supply provided for general use of tenants in the Building; Central Heat and Air Conditioning in season, and at such times Landlord normally furnishes these services to other Tenants in the Building (see Exhibit "B"), and at such temperatures and in such amounts as are considered to be standard for similar commercial office space and subject to Government regulations, laws, edicts, etc. Landlord will furnish janitorial service as set forth in Exhibit "C".

            (ii) Proper electrical facilities and electricity for normal lighting and typewriter, voice writers, recording equipment, calculating machines and other machines of similar low electrical consumption; provided, however, that Tenant shall bear the utility costs occasioned by lighting in excess of standard use amounts of other similar office buildings, and electrodata processing machines, computers, duplicating equipment, and similar machines of high electrical consumption, including air conditioning and wiring costs attributable thereto.

                  Office Lease Agreement: Page 3 of 11 Pages     REVISED 9/30/98
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    (c) To furnish Tenant, free of charge, with two (2) keys for each corridor door entering the Premises, and additional keys will be furnished at a reasonable charge by Landlord on an order signed by Tenant or Tenant's authorized representative. All such keys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Premises and Tenant shall not make, nor permit to be made, any duplicate keys, except those furnished by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys of the Premises, and give to Landlord the explanation of the combinations of all locks for safes, safe cabinets, and vault doors, if any, in the Premises.

    (d) Landlord shall use its best efforts to maintain customary Building security and to control access to the Building, but Landlord shall not be liable to Tenant for losses due to theft or burglary, or for damages done by unauthorized persons on the Premises unless due to Landlord's willful act. Tenant shall be allowed to install a security system in the Premises at Tenant's expense, subject to Landlord's prior written consent.

    (e) Landlord will provide operator-less automatic passenger elevator service in common with Landlord and other tenants daily during standard Building operating hours.

Landlord does not warrant that any defined service will be free from interruptions resulting from repairs, renewals, improvements, changes of service, alterations, strikes, lockouts, labor controversies, accidents, inability to obtain fuel, steam, water or supplies or other causes beyond the reasonable control of Landlord. Should any of the equipment or machinery break down, or for any reason cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Failure by Landlord to any extent to furnish these defined services, or any cessation thereof, shall not render Landlord liable in any expect for damages to either person or property, nor work abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Notwithstanding the foregoing, should utility service to the Premises be interrupted for more than five (5) consecutive business days (the "Service Interruption Period"), for any reason within Landlord's control, Tenant's Rent shall be abated for any period beyond the Service Interruption Period until all utility services to the Premises are completely restored. Should utility services to the Premises be interrupted for more than fifteen
(15) consecutive business days, for any reason within Landlord's control, then this Lease will become terminable by Tenant for fifteen (15) days thereafter effective immediately upon Tenant's written notice to Landlord of its election to terminate. Tenant shall, within thirty (30) days from the termination of the Lease, pay remaining Rent due under the Lease, if any, through the end of the Service Interruption Period.


12. PEACEFUL ENJOYMENT. Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the rent herein and has complied with all of Tenant's covenants and agreements herein contained.

13. TENANT COVENANTS. Tenant covenants and agrees with Landlord:

    (a) Payments by Tenant - To pay all rent and sums provided to be paid to Landlord hereunder at the times and in a manner herein provided, time being of the essence.

    (b) Repairs by Landlord - Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements or repairs of any kind or character on the Premises during the Term of this Lease, except such repairs to the roof, exterior Building walls and slabs, and common areas of the Building, including lighting, electrical, heating, air conditioning, ventilation, elevator, and plumbing equipment as may be necessary to keep them in serviceable condition, commensurate with similar commercial office space. Landlord's obligation for maintenance of items other than Building standard items and maintenance of items will be performed by Landlord only upon Tenant's request and at Tenant's expense.

    (c) Repairs by Tenant - To pay to Landlord as additional rent thereunder, the cost of repairing or replacing any damage or injury done to the Building, or the Premises, or any part thereof, or equipment contained therein, caused by Tenant or Tenant's agents, employees, invitees or visitors, or relating in any way to the presence on the Premises of any machinery, equipment, or other property which is in the care, custody or control of any of

                  Office Lease Agreement: Page 4 of 11 Pages     REVISED 9/30/98

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            the aforesaid parties, whether or not said damage or injury is the result of any vice or defect in said machinery, equipment or property; failure to pay any such costs within thirty (30) days of being billed therefor shall be an event of default for nonpayment of rent hereunder, for which Landlord may have all the remedies provided herein and by law.

        (d) Waste and Damage; Surrender of the Premises - Not to commit or allow any waste or damage to be committed on any portion of the Premises, and at the termination of this Lease, by lapse of time or otherwise, to deliver up said Premises to Landlord in as good condition as at date of possession by Tenant, ordinary wear and tear excepted, and upon such termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Premises.

        (e) Assignment of Sublease - Not to assign this Lease or sublet the Premises or any part thereof without the written consent of Landlord, which shall not be unreasonably withheld (based on financial, business, use and other reasonable considerations). In no event shall any such Assignment or Sublease ever release Tenant from any obligation hereunder. In the event Tenant should desire to so assign or sublet, Tenant shall give Landlord written notice of same and all details of such proposal, at least thirty (30) days in advance of the date of which Tenant desires to make such Assignment or Sublease; Landlord shall then have a period of fifteen (15) days following receipt of such notice within which to notify Tenant of Landlord's approval or disapproval of such proposal. In the event Landlord does not respond to Tenant's notice within such fifteen
            (15) day period, Landlord will be deemed to have approved same. In the event of such Sublease or Assignment, SubTenant's or Assignee's business shall be in accordance with the use set forth in this Lease, and shall assume all of the obligations of this Lease. A duplicate original of said Sublease or Assignment (and any amendments thereto) shall be delivered to Landlord within five (5) days of its execution. In the event of any such Sublease or Assignment, any increase in the base rent paid by SubTenant or Assignee in excess of the Base Rent paid by Tenant to Landlord under this Lease shall be payable to Landlord as additional rent due by Tenant to Landlord under this Lease. Additionally, Landlord may, at the option of Landlord, collect rent directly from the SubTenant or Assignee and apply the net amount collected to the Base Rent and additional rent for which Tenant is obligated to Landlord under this Lease, but no such collection shall be deemed a waiver of this covenant or the acceptance of the SubTenant or Assignee, nor shall it release Tenant from the further observance and performance of the restriction on assignment and subletting herein contained.

        (f) Alterations, Additions and Improvements - Not to permit the Premises to be used for any purpose other than that stated in the "USE" paragraph of this Lease, or make or allow to be made any alterations, physical additions or improvements in or to the Premises without first obtaining the written consent of Landlord. Any and all such alterations, physical additions or improvements, when made in the Premises by Tenant, shall at once become the property of Landlord and shall be surrendered to Landlord upon the termination of this Lease by lapse of time or otherwise; provided, however, this clause shall not apply to movable equipment or furniture owned or leased by Tenant. Tenant agrees specifically that no food, soft drink, or other type of vending machine will be installed within the Premises without prior written consent of Landlord.

        (g) Entry for Repairs and Inspection - To permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours to inspect same, clean, or make repairs, alterations or additions hereto and to show Premises to prospective new tenants or to prospective purchasers, as Landlord may deem necessary or desirable, and Tenant shall not be entitled to any abatement or reduction of rent by reason thereof.

        (h) Nuisance - To conduct its business and control its agents, employees, invitees and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other Tenant or Landlord in this operation or Building. Tenant shall not obstruct or use the sidewalks, entries, passages, vestibules, halls, elevators, or stairways of the Building for any other purpose than ingress and egress to and from the Premises, or throw or sweep or put anything out of the windows or doors, or in the passages or corridors of the Building. If any such breach of this provision is called to Tenant's notice in writing, Tenant shall correct same at once or this Lease may be terminated by Landlord, at Landlord's option.

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14. CONDEMNATION. Landlord and Tenant mutually covenant and agree that if the whole or any part of the Premises shall be taken by Federal, State, Parish, City, or other authority for public use, or under any statute or by right of eminent domain or expropriation, Tenant shall not be entitled to any part of any award that may be made for such taking, nor for any damages, except that portion of any award of damages paid, which is directly attributable to leasehold improvements installed and paid for by Tenant. In the event of a partial taking, rent shall be reduced as of the date of such taking by a percentage equal to the percentage obtained by reletting the space taken to the total space leased hereby, and if such taking renders the remainder of the Premises untenantable for Tenant's purposes, Tenant shall have the option, to be exercised by notice in writing to Landlord within sixty (60) days after said taking, of terminating this Lease. Such termination shall take place not later than thirty (30) days after receipt of such notice by Landlord. Landlord shall notify Tenant in writing within ten (10) days of the receipt of official notice of commencement of condemnation proceedings.

15. LANDLORD NOT LIABLE. Except as expressly set forth in this Lease, Landlord shall not be liable or responsible to Tenant, its employees, invitees, licensees, permittees or other for any loss of any kind, damage or inconvenience to any property or person occasioned by theft, fire, act of God, public enemy, fuel, insurrection, vandalism, sabotage, war, court order, requisition, or order of Government body or authority; or for any loss, damage or inconvenience which may arise through repair or alteration of any part of the Building, failure to make any such repairs, or malfunction or failure of any equipment or Building component.

16. LIEN FOR RENT. In consideration of the mutual benefits arising under this Lease, Tenant hereby grants to Landlord a lien on all property of Tenant now or hereafter placed in or upon the Premises, and such lien of Landlord shall be for payment of all rent and other sums agreed to be paid by Tenant herein. Said lien shall be in addition to and cumulative of the lessor's privilege provided by law.

17. ABANDONMENT. In the event the Premises are abandoned by Tenant, Landlord shall have the right, but not the obligation, to relet same for the remainder of the Term provided for herein; and if the rent received through such reletting does not at least equal the Base Rent plus the additional rent payable hereunder, Tenant shall pay and satisfy any deficiency between the total amount of the rent so provided for and that received through reletting, and, in addition thereto, shall pay all reasonable expenses incurred in connection with any such reletting, including, but not limited to, the reasonable cost of advertising, commissions to brokers, leasing agents and others, the reasonable cost of renovating, altering and decorating for any new occupant. Nothing herein shall be construed as in any way denying Landlord their right, in the event of abandonment of said Premises or other breach of this Lease by Tenant, to treat the same as an entire breach, and at Landlord's option immediately sue for the entire breach of this Lease and any and all damages which Landlord suffers thereby.

18. PROPERTY ABANDONED. All property remaining in the Premises upon termination shall be considered to have been abandoned by Tenant and Landlord may dispose of it in any manner Landlord wishes. Tenant will reimburse Landlord for all costs incurred for disposal together with all costs for repairs required because of removal of all or any such abandoned property.

19. HOLDING OVER. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay as liquidated damages an amount equal to 2 times the Base Rent plus any adjustments provided for herein, for the entire holdover period. No holding over by Tenant after the Term of this Lease shall operate to extend this Lease; in the event of any holding over, without the written consent of Landlord, Tenant shall indemnify Landlord against all claims for damages by any other Tenant to whom Landlord may have leased all or any part of the Premises covered by this Lease. Any holding over with the consent of Landlord in writing shall thereafter reconduct this Lease from month-to-month.

20. FIRE ON PREMISES. In the event of a fire on the Premises, Tenant shall immediately give notice thereof to Landlord. If the Premises, through no fault or neglect of Tenant, its agents, employees, invitees or visitors, shall be partially destroyed by fire or other casualty so as to render the Premises untenantable, the rent herein shall abate thereafter until such time as the Premises are made tenantable by Landlord; provided however, if more than fifty (50%) percent of the Premises are damaged as described above, either party may elect to terminate the Lease within 30 days thereafter upon written notice to the other party. In the event of the total destruction of the Premises without fault or neglect of Tenant, its agents,


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employees, invitees or visitors, or if from such cause the same shall be so damaged that Landlord shall decide not to rebuild, then all rent, rent adjustments or any other sums owed up to the time of such destruction or termination shall be paid by Tenant and thenceforth this Lease shall cease and come to an end, without any residual obligation on the part of either Landlord or Tenant. Landlord shall act in good faith to make a speedy determination as to whether or not to rebuild.

21. ATTORNEY'S FEES. In the event either party defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease, and the other party places the enforcement of this Lease, or any part thereof, or the collection of any rent due or to become due hereunder, or recovery of the possession of the Premises in the hand of an attorney, or files suit upon the same, the losing party agrees to pay reasonable attorney's fees incurred by the prevailing party.

22. ALTERATION OF LEASE. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto.

23. ASSIGNMENT BY LANDLORD. Landlord shall have the right to transfer and assign, in whole or in part, all of Landlord's rights and obligations hereunder, as well as the Building and the property on which the Building is situated. In the event of a sale of the Building the seller shall be released from all liabilities and obligations to Tenant under this Lease. Nothing contained in this paragraph shall limit or prevent any assignment of this Lease or the revenue derived therefrom to any lender.

24. DEFAULT BY TENANT. Default on the part of Tenant in paying rent or any installment thereof, as provided herein, or default in compliance with any obligation agreed or assumed herein shall authorize Landlord, at its option, at any time after such default has continued for a period of ten (10) days and without prior notice, to: (a) accelerate the rent for the whole of the unexpired Term of this Lease, which rent shall become immediately due and exigible; or (b) immediately cancel this lease; or (c) proceed for past due installments only, reserving its right to later proceed for the remaining installments; or (d) re-enter the Premises and let them for such price and on such terms as may be immediately obtainable and apply the net amount realized to the payment of the rent.

If Landlord has elected to accelerate the rent for the unexpired Term of this Lease, then, at Landlord's option, Landlord shall have the further option to re-enter the premises and to attempt to lease them for such rent and on such terms as Landlord may be able to obtain, in reduction of the amount due Landlord, or, if Landlord is unable to lease them, to let them on a month-to-month basis, and credit the net amount realized on the payment of rent due for the full expired Term of this Lease, reserving the right to sue thereafter for any balance remaining due after credit for the rent actually received or estimated to be received. Any balance thus due shall be considered rent due under this Lease and shall be secured by the lessor's privilege and right of detention. Exercise of this right of re-entry and privilege to re-let shall not in any way prejudice Landlord's right to hold Tenant liable for any amount due under this Lease in excess of the amount for which the property is re-let. In addition, if Tenant fails or refuses to permit Landlord to re-enter the premises, Landlord shall have the right to eject Tenant in accordance with the provisions of Louisiana Code of Civil Procedure, Articles 4701-4735, without forfeiting any of Landlord's right under this paragraph or under the other terms of this Lease, and Landlord may at the same time or subsequently sue for any money due or to enforce any other rights which Landlord may have.

In the event of any default, Tenant shall remain responsible for all damages or losses suffered by Landlord. Tenant waives any requirement of "putting-in-default" for any such breach, except as expressly required by this Lease.

25. NON-WAIVER. Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity. No custom or practice followed in connection with this Lease shall constitute a waiver of Tenant's obligation of Tenant under this Lease. Time is of the essence with respect to the performance of every obligation of Tenant under this Lease in which time of performance is a factor.

26. INDEMNITY. Tenant shall indemnify and hold Landlord, its agents, servants and employees harmless from and against any and all claims, damages, losses, expenses and any other costs (including but not limited to attorney's fees)

             Office Lease Agreement: Page 7 of 11 Pages          Revised 9/30/98
resulting from or arising out of any and all injuries to or death of any person or damage to any property or other loss caused in while or in part by any act, omission, negligence or neglect of Tenant or Tenant's officers, directors, agents, employees, invitees or visitors, or any parties contracting with Tenant relating to the Premises, or relating in any way to the presence on the Premises of any machinery, equipment, or other property which is in the aforesaid Premises, whether or not said damage or injury is the result of any vice or defect in said machinery, equipment or property.

Tenant, at its sole expense, is required to carry and maintain, at all times during physical occupancy and the Term of this Lease, general public liability insurance against claims for bodily injury and death occurring in, on, or about the Premises or the Building with limitations of not less than $1,000,000.00 for any one person injured in any one accident, and not less than $1,000,000.00 for property damage per accident covering any accidents for which Tenant is legally liable with a responsible insurance company, qualified to do business in the State of Louisiana; copy of certificates of insurance, naming Landlord as an additional insured, to be furnished to Landlord prior to physical occupancy.

27. SUBORDINATION. This Lease is subject and subordinate to any mortgages or other encumbrance which now or hereafter encumber or affect the Building and/or the land on which the Building is situated, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination need be required by a mortgagee or Landlord. In confirmation of such subordination, however, Tenant shall, at Landlord's request, promptly execute any appropriate certificate or instrument that Landlord may request. In the event of the enforcement by the holder of any such instrument of the remedies provided for by law or by such mortgage or other encumbrance, Tenant will, upon request of any other person or party succeeding to the interest of Landlord as a result of such enforcement, automatically become the Tenant of such successor in interest without change in the terms or other provisions of this Lease. Upon request by such successor in interest, Tenant shall execute and deliver an instrument or instruments confirming the attornment herein provided for.

28. ESTOPPEL CERTIFICATES. Tenant agrees, at any time and from time to time, upon not less than five (5) days' prior written notice by Landlord to execute, acknowledge and deliver to Landlord or to such person(s) as may be designated by Landlord, a statement in writing (i) certifying that Tenant is in possession of the Premises, has unconditionally accepted the same and is currently paying rents reserved hereunder, (ii) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), (iii) stating the dates to which the rent and other changes hereunder have been paid by Tenant and (iv) stating whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which notices to Landlord should be sent. Any such statement delivered pursuant hereto may be relied upon by any owner, prospective owner, prospective purchaser, mortgagee or prospective mortgagee of the Building(s) or of Landlord's interest therein, or any prospective assignee of any such mortgagee.

29. RECORDATION. This Lease shall not be placed of record. However, at the request of either party, the other shall enter into a "Notice of Lease" for purposes of recordation, which notice shall fairly reflect the nature and term of this Lease and the property affected, but without designating the rent payments.

30. BANKRUPTCY BY TENANT. If voluntary bankruptcy proceedings are instituted by Tenant, or if Tenant is adjudged a bankrupt, or if Tenant makes an assignment for the benefit of its creditors, or if a writ of execution is issued against it, or if the interest of Tenant hereunder passes by operation of law to any person other than Tenant or if any other voluntary or involuntary proceedings are instituted by or against Tenant under any bankruptcy or similar laws, unless the occurrence of any such involuntary receivership or proceeding is cured by the same being dismissed or stayed within sixty (60) days thereafter, or the failure of Tenant to discharge any judgment against Tenant within sixty (60) days after such judgment becomes definitive, this Lease may, at the option of Landlord, be terminated by notice mailed by registered or certified mail and addressed to Tenant.

31. HAZARD INSURANCE. Landlord shall not be obligated to insure any furniture, equipment, machinery goods, supplies or other property which Tenant may bring or obtain upon the Premises, or any additional improvements which Tenant may construct thereon. If the annual premiums charged Landlord exceed the standard premium rates because of the nature of Tenant's operation results in additional exposure, then Tenant shall, upon receipt of appropriate premium invoices,

             Office Lease Agreement: Page 8 of 11 Pages         Revised 9/30/98
reimburse Landlord for such increases in such premiums as additional rent hereunder. Likewise, if any improvements are made by Tenant in the Premises in excess of the Building standard improvements provided for herein and such improvements result in (a) an increase in the ad valorem taxes assessed against the Building by any taxing authority, or (b) an increase in the premiums on the insurance carried by Landlord on the Building, Tenant will pay any such increase in taxes or premiums to Landlord as additional rent within thirty (30) days after receipt of Landlord's invoice therefor. Tenant shall further be responsible for securing its own contents insurance coverage and Landlord shall have no liability whatsoever for any damage to Tenant's contents.

32. WAIVER OF LIABILITY. Anything in this Lease to the contrary notwithstanding, to the extent that a Waiver of Subrogation Clause is obtainable under their respective insurance policies, Landlord and Tenant hereby waive any and all rights to recovery, claims, actions or causes of action, against each other, their respective agents, officers, or employees, for any loss or damage that may occur to the Premises, or which the Premises are a part, or any improvements thereto, or any other cause which could be insured against under extended coverage insurance policies, regardless of cause or origin.

33. NAME OF BUILDING. Landlord shall have the right to name and from time to time change the name of the Building.

34. LIGHT, AIR AND VIEW. Neither diminution or shutting off of light and/or air and/or view nor any other effect on the Premises by any structure erected or condition now or hereafter existing on land adjacent to the Building shall affect this Lease, abate rent, or otherwise impose any liability on Landlord.

35. COMPLIANCE WITH LAWS. Tenant shall, at Tenant's expense, comply with all laws, rules, regulations, requirements and recommendations of all parish, municipal, state, federal and other applicable governmental authorities now or hereafter in force, including, without limitation, the Americans with Disabilities Act of 1990 ("ADA"), as they relate to the Premises and the conduct of Tenant's business therein. Tenant further acknowledges that such barrier removal may require Tenant to make permanent replacements and capital improvements to the Premises that (i) have expected useful lives extending beyond the Term of this Lease, and (j) would otherwise be the responsibility of Landlord. To the extent required by the ADA, Tenant shall also place appropriate signage (with respect to the Premises) on the interior of the Premises, and with Landlord's prior written consent, on the exterior of the Premises. All alterations and improvements made by Tenant pursuant to this paragraph shall be subject to the requirements of "Alterations, Additions and Improvements" paragraph of this Lease regarding Landlord's right to approve Tenant's alterations, additions and improvements, but Landlord agrees to reasonably consent to any changes required by governmental authorities for ADA compliance. Tenant agrees to indemnify Landlord for all damages, losses, fines and expenses, including reasonable attorneys' fees, incurred by Landlord as a result of Tenant's failure to comply with any provision of this paragraph.

36. ENVIRONMENTAL COMPLIANCE. Tenant shall not cause or permit the presence, use disposal, storage, or release of any hazardous or environmentally unsafe substances on or in the Leased Premises. Tenant shall not do, or allow anyone else to do, anything affecting the Leased Premises in violation of any state or federal Environmental laws and regulations. Tenant warrants that the Leased Premises shall remain environmentally safe and free from contamination of hazardous substances during and subsequent to the term of this Lease, arising from or in any way related to Tenant's operation and use of the Leased Premises. Tenant agree to indemnify and hold Landlord harmless against all claims and liabilities arising from Tenant's breach of this covenant, including attorney's fees and other legal costs that may be incurred by Landlord.

37. RULES AND REGULATIONS. Tenant will comply with the rules of the Building adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Premises and Building and for preservation of good order therein, copies of which will be sent by Landlord to Tenant in writing, but such rules will not contradict or adversely modify any terms of this Lease. The Rules and Regulations to apply when Tenant occupies the Premises are annexed as Exhibit "B."

38. SIGNAGE. Tenant, at its sole cost and expense, shall be allowed to display a sign for Tenant's business on the outside of the Building, subject to the prior written approval of Landlord an Landlord's architect of the size, design and location of said sign. Tenant shall not be permitted to place any other signs on the Building or the Premises without Landlord's prior written approval. Upon termination of this Lease, Tenant shall remove any sign, advertisement or notice painted on or affixed to the building or the Premises and restore the place it occupied to the condition in which it existed as of the date of this Lease. Upon Tenant's failure to do so, Landlord may do so at Tenant's expense.


                  Office Lease Agreement: Page 9 of 11 Pages     Revised 9/30/98

39. LIMIT ON LIABILITY OF LANDLORD. Under no circumstances whatsoever shall Landlord ever be liable hereunder for consequential or special damages; and all liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the proceeds of sale on execution of the interest of Landlord in the Building; it being stipulated and agreed that Landlord shall not be personally liable for any deficiency. This clause shall not be deemed to limit or deny any remedies which Tenant may have, in the event of default by Landlord hereunder, which do not involve the personal liability of Landlord.

40. MISCELLANEOUS PROVISIONS.

    (k) The covenant to pay any additional rent shall survive the termination of this Lease.

    (l) This Lease shall be binding upon and inure to the benefit of the successors, heirs, and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its heirs, legal representatives and successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant's assigns.

    (m) All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law; and this Lease is declared to be a Louisiana contract, and all of the terms thereof shall be construed according to the laws of the State of Louisiana.

    (n) Landlord shall have the option, at any time during the Term of this Lease, and any extension thereof, to relocate Tenant's Premises at Landlord's expense, to a location of similar size and improvement quality and at the same rent rate in the Building. In such case Landlord shall bear Tenant's reasonable moving costs.

    (o) In the event that there be more than one person named as Tenant herein, each Tenant binds himself, jointly, severally and in solido, with all the others for the payment of the rent, and the performance of all of the covenants, agreements, stipulations and conditions herein contained, in accordance with the terms hereof.

    (p) Each notice required or permitted to be given hereunder by one party or the other shall be in writing with a statement therein to the effect that notice is given pursuant to this Lease and the same shall be given and deemed to have been delivered, served and given if placed in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party at the address provided herein.

    (q) The fact that this Lease may have been prepared by either Landlord or Tenant, or by the attorneys for either party, shall not justify the resolving of whatever, if any, doubt there may be against said party.

    (r) Any provision of this Lease prohibited by the laws of any Parish, City, State, Federal or other jurisdiction shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Lease.

    (s) Paragraph headings in this Lease are for convenience only, and are not to be construed as a part of this Lease or in any way defining, limiting or simplifying the provisions thereof.

    (t) Landlord shall re-carpet and paint existing walls of the Premises and the lobby area. Carpet and paint selection to be chosen by Tenant with Landlord's approval of selection.

                  Office Lease Agreement: Page 10 of 11 Pages   Revised 9/30/98

        THUS DONE AND PASSED, by Landlord, in multiple rights, on this 30 day of November, 1998, in the presence of the competent witnesses, after due reading of the whole.

WITNESSES:                              LANDLORD:
                                        LOUISIANA INVESTMENT CORPORATION

/s/ Carol A. Guilloy
-------------------------------         By: /s/ Ralph Paul Voorhies, Jr.
                                           -----------------------------------
                                           Ralph Paul Voorhies, Jr., President
/s/ Casey Helms
-------------------------------

        THUS DONE AND PASSED, by Tenant, in multiple originals, on this 30 day of November, 1998, in the presence of the undersigned competent witnesses, after due reading of the whole.

WITNESSES:                              TENANT:
                                        PATIENT'S CHOICE

/s/ Sheila C. Blount
-------------------------------         By: /s/ Patrick C. Powers
                                           -----------------------------------
                                           Patrick C. Powers, Chief Executive
                                            Officer
/s/ Pattie Jackson
-------------------------------









                  Office Lease Agreement: Page 11 of 11 Pages    Revised 9/30/98